EXHIBIT 10.13

SPECIAL RETENTION AWARD AGREEMENT
This Special Retention Award Agreement (“Agreement”) is made as of August 27, 2015 (“Effective Date”) between Robert A. Riecker (“Executive”) and Sears Holdings Corporation and its affiliates and subsidiaries (“Sears”) (collectively referred to as the “Parties”).
Background
A.    Executive is employed by Sears and Sears desires to provide additional financial incentives to retain Executive.
B.    Executive acknowledges that this Agreement provides for additional consideration beyond employment itself and beyond what Sears is otherwise required to provide. In consideration for the opportunity to earn the retention awards, Executive will agree to certain protective covenants.
Now, therefore, the Parties intending to be legally bound, and for good and valuable consideration, agree as follows:

1.	RETENTION AWARDS.
(a) Subject to the terms and conditions of this Agreement:
(1) Retention Periods and Retention Awards. Provided Executive is actively employed by Sears as of the last day of each Retention Period and, during such Retention Period, Executive fulfills the duties and responsibilities of her position (as determined by Sears), then Sears will pay Executive the applicable Retention Award (for payment terms, see paragraph (2) below). For the purposes of this Agreement, the Retention Periods and applicable Retention Awards are as indicated in the following table:

	Retention Period	Retention Award
1st Retention Period	Date Agreement signed by Executive until twelve (12) months thereafter	$212,500
2nd Retention Period	First day following the end of the 1st Retention Period until twelve (12) months thereafter	$212,500

(2) Each applicable Retention Award, if payable, shall be:

A.	paid within thirty (30) days after the end of the applicable Retention Period,

B.	subject to applicable withholding in accordance with Section 3(f) below,

C.	a special bonus and shall not be eligible compensation for purposes of any qualified or nonqualified retirement plan maintained by Sears, and

Special Retention Award Agreement
Rober A. Riecker
August 27, 2015

D.	separate from and not in the place of any annual or other incentive to which Executive may otherwise be or become entitled with respect to any Retention Period.
(b)    Termination during a Retention Period.
(1) If Executive’s employment is involuntarily terminated by Sears other than for Cause as defined below during a Retention Period:
(A) Sears will pay the Retention Award for a prior Retention Period that became payable before the termination date but had not yet been paid; such payment being in accordance with Section 1(a)(2);
(B) Sears will pay a pro-rata portion of the Retention Award for the Retention Period in which the termination date occurs in accordance with Section 1(a)(2). The pro-rata portion will be based on a fraction, the numerator of which is the number of days measured from the first day of the applicable Retention Period through Executive’s termination date (without consideration of any severance-related salary continuation period if applicable) and the denominator of which is the total number of days in such Retention Period; which pro rata portion will be paid as soon as administratively feasible following such termination; and
(C) Executive will not be entitled to and will forfeit all rights, claims and interest in Retention Awards for any subsequent Retention Periods (if any).
(c)    Forfeiture. If during a Retention Period, either Executive’s employment is terminated by Sears for Cause, or Executive voluntarily terminates employment for any reason (including due to death or disability), Executive shall forfeit any and all rights, claims or interest in any Retention Award that has not become payable as of such termination; no pro-rata payment described in subparagraph (i), above, will be owed or made. .
(d)    Definition of Cause. For the purposes of this Agreement, the term “Cause” shall mean (1) a material breach by Executive (other than a breach resulting from Executive’s incapacity due to a disability) of Executive’s duties and responsibilities which breach is demonstrably willful and deliberate on Executive’s part, is committed in bad faith or without reasonable belief that such breach is in the best interests of Sears or Sears affiliates and is not remedied in a reasonable period of time after receipt of written notice from Sears specifying such breach; (2) the commission by Executive of a felony; or (3) dishonesty or willful misconduct in connection with Executive’s employment.
2.     MISCELLANEOUS.
(a) Confidentiality. The contents of this Agreement and any information made available to Executive in the course of entering into this Agreement shall be considered Sears Confidential Information and subject to Section 2(a) except that Executive may disclose and communicate this Agreement to Executive’s spouse, domestic partner, or financial/legal advisors, all of whom shall agree to keep such information confidential; whether this

Special Retention Award Agreement
Rober A. Riecker
August 27, 2015

Agreement is ultimately agreed to or not by Executive. Executive agrees that breach of this confidentiality obligation is cause for discipline, up to and including termination as well as reimbursement to Sears for any amounts paid to Executive pursuant to this Agreement.
(b) Employment-at-Will. This Agreement does not constitute a contract of employment, and Executive acknowledges that his employment with Sears is terminable “at-will” by either Party with or without cause and with or without notice.
(c) Severability. The provisions of this Agreement are severable. If any provision of this Agreement shall be found invalid, illegal, or unenforceable, in whole or in part, then such provision shall be modified or restricted so as to effectuate as nearly as possible in a valid and enforceable way the provisions hereof, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision(s) had been originally incorporated herein as so modified or restricted or as if such provision(s) had not been originally incorporated herein, as the case may be.
(d) Future Enforcement or Remedy. Any waiver, or failure to seek enforcement or remedy for any breach or suspected breach, of any provision of this Agreement by Sears or Executive in any instance shall not be deemed a waiver of such provision in the future.
(e) Entire Agreement. This Agreement contains and comprises the entire understanding and agreement between Executive and Sears and fully supersedes any and all other agreements or understandings between Executive and Sears with respect to the subject matter contained herein. Hereinafter, this Agreement may not be modified except by a written agreement between the Parties.
(f) Tax Withholding. All amounts payable to Executive under this Agreement shall be subject to any applicable federal, state or local income and employment tax withholding requirements.
(g) Assignment. Sears may assign its rights under this Agreement to any successor in interest, whether by merger, consolidation, sale of assets, or otherwise. This Agreement shall be binding whether it is between Sears and Executive or between any successor or assignee of Sears or affiliate thereof and Executive.
(h) Governing Law. This Agreement will be governed under the internal laws of the state of Illinois without regard to principles of conflicts of laws. Executive agrees that the state and federal courts located in the state of Illinois shall have exclusive jurisdiction in any action, lawsuit or proceeding based on or arising out of this Agreement, and Executive hereby: (1) submits to the personal jurisdiction of such courts; (2) consents to the service of process in connection with any action, suit, or proceeding against Executive; and (3) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, venue or service of process.

Special Retention Award Agreement
Rober A. Riecker
August 27, 2015

(i) Counterparts. This Agreement may be executed in one or more counterparts, which together shall constitute a valid and binding agreement.
EXECUTIVE EXPRESSLY ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED TO SEEK LEGAL COUNSEL, HAS HAD THE OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL REGARDING THE ADVISABILITY OF ENTERING INTO THIS AGREEMENT, HAS CAREFULLY READ THIS AGREEMENT, FULLY UNDERSTANDS ITS FINAL AND BINDING EFFECT, AND IS EXECUTING THIS AGREEMENT VOLUNTARILY.
IN WITNESS WHEREOF, Executive and Sears, by its duly authorized representative, have executed this Agreement on the dates stated below, effective as of the date first set forth below.

EXECUTIVE	SEARS HOLDINGS CORPORATION

/s/ Robert A. Riecker	/s/ Robert A. Schriesheim
Robert A. Riecker	Robert A. Schriesheim

09/01/2015	09/01/2015
Date	Date

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